UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, Pinnacle Entertainment, Inc. (the “Company”) maintains an aggregate of $400 million of property insurance, including business interruption coverage. This insurance is comprised of multiple layers of coverage underwritten by eleven separate carriers or syndicates, all of which are currently rated A- or better by a major rating agency. The insurance provides $400 million of coverage per occurrence for a “Weather Catastrophe” and at least $100 million for Flood. In addition, the binder relating to a portion of the Company’s excess coverage appears to provide an additional $50 million of Flood insurance.

A “Weather Catastrophe Occurrence” is broadly defined in the primary insurance policy as:

[a]ll loss or damage occurring during a period of 72 consecutive hours which is caused by or results from a storm or weather disturbance which is named by the National Weather Service or any other recognized meteorological authority. Storm or weather disturbance includes all weather phenomenon associated with or occurring in conjunction with the storm or weather disturbance, including, but not limited to flood, wind, hail, sleet, tornadoes, hurricane or lightning.

The Policy defines a “Flood” as:

(1) [a] general and temporary condition of partial and complete inundation of normally dry land areas from: (a) the overflow of inland or tidal waters; (b) the unusual and rapid accumulation or runoff of surface waters from any source; or (c) mudslide or mud flow caused by accumulation of water on or under the ground; (d) tsunami; (2) release of water impounded by a dam; (3) water that backs up or flows from a sewer, drain or sump. Loss or damage caused by flood shall include all covered loss or damage to covered property resulting directly or indirectly from flood, except loss or damage from resulting Fire or loss or damage otherwise excluded by this Policy.

An “Occurrence” means:

the sum of all loss or damage insured against, irrespective of the number of Described Premises involved, arising out of or caused by any one disaster, accident, loss or series of disasters, accidents or losses, arising out of the same or similar causes.

The policies providing the balance of the Company’s property and casualty insurance are intended to contain the same or substantially the same applicable provisions. A copy of the primary insurance policy issued by Westport Indemnity Corporation (“Westport”), which is part of GE Insurance Solutions, is filed herewith as Exhibit 99.1.

The Company believes the damages sustained at its properties as a result of Hurricanes Katrina and Rita are covered under “Weather Catastrophe Occurrence” as defined in its policies. Accordingly, the Company’s position is that a full $400 million of insurance is available for each “Occurrence.” “Weather Catastrophe Occurrence” is subject to a 3% deductible applicable to each Occurrence. Westport, which has the first $25 million layer of coverage, has preliminarily advised the Company that it believes that Hurricane Katrina was a Flood Occurrence or at least a portion of the damage sustained by the Company’s property during Hurricane Katrina was due to a Flood Occurrence and that, in its view, a higher 5% deductible would apply to that damage rather than the 3% deductible applicable to a Weather Catastrophe

Occurrence. Westport further advises that a Flood Occurrence recovery under its policy is subject to a maximum annual limitation of $25 million rather than a $25 million per Occurrence limit. The Company does not know whether the Company’s carriers which are in excess of Westport, which provide coverage for a Weather Catastrophe Occurrence, but certain of which do not provide separate coverage for a Flood Occurrence, will take the same position as Westport. The Company intends to vigorously oppose any effort by any of its insurance carriers to limit their obligations under the Policies by improperly characterizing the losses sustained by the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
Exhibit 99.1	Insurance Policy issued by Westport Indemnity Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: September 29, 2005	By:	/s/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Insurance Policy issued by Westport Indemnity Corporation